EXHIBIT 11


                          BIOGEN, INC AND SUBSIDIARIES

                        Computation of Earnings Per Share

(in thousands, except per share amounts)


                                    1996       1995      1994
                                   -------   -------   -------

Primary earnings(loss) per share

Weighted average number of
 shares outstanding ............    71,595    67,950    65,548
Shares deemed outstanding from
 the assumed exercise of stock
 options and warrants ..........     1,626     4,940      --
                                   -------   -------   -------
Total ..........................    73,221    72,890    65,548
                                   =======   =======   =======

Net income (loss) ..............   $40,530   $ 5,660   $(4,897)
                                   =======   =======   =======

Primary earnings (loss) per
 Share of common stock .........   $  0.55   $  0.08   $ (0.07)
                                   =======   =======   =======

Fully diluted earnings (loss)
  per share (a)

Weighted average number of
 shares ........................    71,595    67,950    65,548
Shares deemed outstanding from
 the assumed exercise of stock
 options and warrants ..........     1,998     5,569      --
                                   -------   -------   -------

Total ..........................    73,593    73,519    65,548
                                   =======   =======   =======

Net income (loss) ..............   $40,530   $ 5,660   $(4,897)
                                   =======   =======   =======

Fully diluted earnings(loss)
per share of common stock ......   $  0.55   $  0.08   $ (0.07)
                                   =======   =======   =======


(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.